                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                       TO

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         ADAPTIVE BROADBAND CORPORATION

                                    * * * * *

     ADAPTIVE BROADBAND CORPORATION (hereinafter called the "corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     1. The name of the corporation is ADAPTIVE BROADBAND CORPORATION.


     2. The Amended and Restated Certificate of Incorporation of the corporation is hereby amended by striking out Article I thereof and by substituting in lieu of said Article the following new Article:

                                       "I.

     The name of the corporation is AB Liquidating Corp."

     3. The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted by the Board of Directors of the corporation and in accordance with the provisions of Section 303 of the General Corporation Law of the State of Delaware and the Order Authorizing (1) Sale Of Assets Free And Clear Of Liens, Claims, And Interests Of Others And Allocation Of Sale Proceeds; (2) Assumption And Assignment Of Certain Executory Contracts And Leases; And (3) Termination Of Certain Contracts entered October 10, 2001 by the United States Bankruptcy Court for the Northern District of California, San Jose Division, in the chapter 11 bankruptcy case entitled In re Adaptive
                                                          --------------
Broadband Corporation bearing case no. 01-53685 ASW (the "Order"). The Order
---------------------
approves the Asset Purchase Agreement, dated as of September 26, 2001, by and between Moseley Associates, Inc. ("Buyer") and the corporation, pursuant to which the name "Adaptive Broadband Corp." was transferred to the Buyer.

     IN WITNESS WHEREOF, said ADAPTIVE BROADBAND CORPORATION has caused this certificate to be signed by Daniel L. Scharre and Elias Nader, its Chief Executive Officer and Secretary, respectively, this 30th day of October, 2001.

                                       ADAPTIVE BROADBAND CORPORATION

                                        /s/ Daniel L. Scharre
                                       -----------------------------------------
                                       Daniel L. Scharre
                                       Chief Executive Officer


                                        /s/ Elias Nader
                                       -----------------------------------------
                                       Elias Nader
                                       Secretary

                           CERTIFICATE OF AMENDMENT OF
              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                         ADAPTIVE BROADBAND CORPORATION

     Adaptive Broadband Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Company"), does hereby certify:

     FIRST:       The name of the Company is Adaptive Broadband Corporation.

     SECOND:      The original certificate of incorporation of this Company was filed with the Secretary of State of the State of Delaware on September 21, 1987 under the name of California Microwave, Inc.

     THIRD:       The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law, adopted resolutions amending the Company's Amended and Restated Certificate of Incorporation as follows:

          The first and second paragraphs of Article V shall be amended and restated to read in their entirety as follows:

          "This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Two Hundred Fifty-Five Million (255,000,000) shares. Two Hundred Fifty Million (250,000,000) shares shall be Common Stock, each having a par value of $.10. Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of $.10.

          The Common Stock shall be issued in series. The first series of Common Stock shall consist of Two Hundred Forty-Nine Million Two Hundred Thousand (249,200,000) shares. All other shares of Common Stock shall be designated, as a group, "Series A Junior Common Stock" and shall consist in the aggregate of Eight Hundred Thousand (800,000) shares."

     FOURTH:      Thereafter, pursuant to a resolution of the Board of
Directors, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Section 242 of the Delaware Corporation Law.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment this 14th day of March 2000, and hereby affirms and acknowledges under penalty of perjury that the filing of this Certificate of Amendment is the act and deed of Adaptive Broadband Corporation.

                                           ADAPTIVE BROADBAND CORPORATION

                                           By:      /s/ Kenneth J. Wees
                                               ---------------------------------
                                               Kenneth J. Wees
                                               Vice President, General Counsel
                                               and Secretary

                           CERTIFICATE OF DESIGNATION
                                       OF
                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

     ADAPTIVE BROADBAND CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the

"Company"), hereby certifies that the following resolution was adopted by the

Board of Directors of the Corporation as required by Section 151 of the General

Corporation Law by Unanimous Written Consent on February 10, 2000:

          RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of its Amended and Restated Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, par value $.10 per share, of the Company and hereby states the designation and number of shares, and fixes the relative designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof (in addition to the provisions set forth in the Certificate of Incorporation of the Company, which are applicable to the Preferred Stock of all classes and series), as follows:

          Series A Junior Participating Preferred Stock:

     Section 1. Designation and Amount. Five Million (5,000,000) shares of Preferred Stock, $.10 par value, are designated "Series A Junior Participating Preferred Stock" with the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions specified herein (the "Junior Preferred Stock"). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Junior Preferred Stock.

                                       1.

     Section 2.    Dividends and Distributions.

          (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of Common Stock, par value $.10 per share (the "Common Stock"), of the Company, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of April, July, October and January in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $l.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Preferred Stock. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) The Company shall declare a dividend or distribution on the Junior Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Junior Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

          (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total

                                       2.

amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

     Section 3. Voting Rights. The holders of shares of Junior Preferred Stock shall have the following voting rights:

          (A) Subject to the provision for adjustment hereinafter set forth, each share of Junior Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) Except as otherwise provided herein, in any other Certificate of Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Junior Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

          (C) Except as set forth herein, or as otherwise provided by law, holders of Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     Section 4.    Certain Restrictions.

          (A) Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Company shall not:

                   (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;

                   (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except dividends paid ratably on the Junior

                                       3.

Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                   (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Preferred Stock; or

                   (iv) redeem or purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5. Reacquired Shares. Any shares of Junior Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Amended and Restated Certificate of Incorporation, or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

     Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Junior Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of

                                       4.

the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 7. Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 8. No Redemption. The shares of Junior Preferred Stock shall not be redeemable.

     Section 9. Rank. The Junior Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Company's Preferred Stock.

     Section 10. Amendment. The Amended and Restated Certificate of Incorporation of the Company shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Junior Preferred Stock, voting together as a single class.

                                       5.

     IN WITNESS WHEREOF, the undersigned have executed this certificate as of February 25, 2000.

                                      /s/ Kenneth J. Wees
                                      ------------------------------------------
                                      Kenneth J. Wees
                                      Secretary

                                       6.

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         ADAPTIVE BROADBAND CORPORATION

     Adaptive Broadband Corporation, a corporation organized and existing under the laws of the State of Delaware (the or this "Corporation") hereby certifies that:

     1. The name of the Corporation is Adaptive Broadband Corporation. The Corporation was originally incorporated under the name California Microwave, Inc.

     2. The date of filing of the Corporation's original Certificate of Incorporation was September 21, 1987.

     3. The Amended and Restated Certificate of Incorporation of the Corporation as provided in Exhibit A hereto was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

     4. Pursuant to Section 245 of the Delaware General Corporation Laws, approval of the stockholders of the Corporation has been obtained.

     5. The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated by reference.

     IN WITNESS WHEREOF, the undersigned has signed this certificate this 5th day of November, 1999, and hereby affirms and acknowledges under penalty of perjury that the filing of this Amended and Restated Certificate of Incorporation is the act and deed of Adaptive Broadband Corporation.


                                             ADAPTIVE BROADBAND CORPORATION



                                             By:     /s/ Kenneth J. Wees
                                                 -------------------------------
                                                 Kenneth J. Wees
                                                 Secretary

                                    Exhibit A
                                    ---------

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         ADAPTIVE BROADBAND CORPORATION


                                       I.

     The name of this Corporation is Adaptive Broadband Corporation.


                                      II.

     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, 19805, County of New Castle and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.


                                      III.

     The name and mailing address of the incorporator of the Corporation is:

     George L. Spillane
     990 Almanor Avenue
     Sunnyvale, California 94086


                                      IV.

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.


                                       V.

     This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Thirty-Five Million (35,000,000) shares. Thirty Million (30,000,000) shares shall be Common Stock, each having a par value of $.10. Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of $.10.

     The Common Stock shall be issued in series. The first series of Common Stock shall consist of Twenty-Nine Million Two Hundred Thousand (29,200,000) shares. All other shares of Common Stock shall be designated, as a group, "Series A Junior Common Stock" and shall consist in the aggregate of Eight Hundred Thousand (800,000) shares.

     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations

                                       1.

or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     A. The Common Stock and Series A Junior Common Stock shall have the rights, preferences, privileges and restrictions set forth below:

           1.    Voting Rights. The holders of Common Stock and Series A Junior
                 -------------
Common Stock shall vote together as a single class. The holders of Common Stock shall have one (1) vote for each share of Common Stock and the holders of Series A Junior Common Stock shall have one-twentieth (1/20) of one vote for each share of Series A Junior Common Stock on all matters submitted to a vote of the holders of the common shares. The determination of a quorum shall be based upon the presence of shares representing a majority of the voting power of the entire class of common shares.

           2.    Liquidation. In the event of any liquidation, dissolution, or
                 -----------
winding up of the Corporation, the holders of the Series A Junior Common Stock shall receive one-twentieth (1/20) of the amount per share to be received per share by the holders of Common Stock. Notwithstanding anything in this subsection (2) to the contrary, the Corporation may repurchase shares of Series A Junior Common Stock without further notifying or obtaining the consent of the holders of Common Stock.

           3.    Dividends. In the event that any dividend is declared on Common
                 ---------
Stock, the holders of Series A Junior Common Stock shall concurrently receive, out of any funds legally available therefor, a dividend in an amount per share of Series A Junior Common Stock equal to one-twentieth (1/20) of the amount paid with respect to a share of Common Stock.

     B.    1.    Definitions. For purposes of this section (B), the following
                 -----------
terms shall have the meanings set forth below:

                 a. "Applicable accounting principles" shall mean generally accepted accounting principles as consistently applied by the Corporation in the preparation of its consolidated financial statements from time to time and shall reflect changes in generally accepted accounting principles or in the procedures or methodologies applied by the Corporation, except as otherwise provided in this section (B) and except that in determining Earnings Per Share, the shares of Common Stock into which the Series A Junior Common Stock are then convertible shall be deemed issued and outstanding during the applicable period.

                 b. "Earnings Per Share" shall mean the consolidated net income (including any extraordinary gains or losses) per share of Common Stock of the Corporation, on a fully diluted basis, computed in accordance with applicable accounting principles.

                 c. "Cumulative Earnings Per Share" shall mean for any period of quarters the sum of the earnings per share amounts for all quarters included in such period.

                                       2.

                 d. "Sales" shall mean for any period the consolidated net sales of the Corporation for such period computed in accordance with applicable accounting principles.

           2.    Conversion Events. Series A Junior Common Stock shall
                 -----------------
automatically convert into Common Stock upon the earliest to occur of the following conversion events ("Conversion Events"):

                 a. The attaining for any consecutive four (4) fiscal quarters of Sales in the aggregate amount of Two Hundred Two Million Dollars ($202,000,000) and Earnings Per Share on a fully diluted basis in the aggregate amount of One and 30/100 Dollars ($1.30), provided that the Cumulative Earnings Per Share for such four fiscal quarter periods and the immediately preceding eight (8) fiscal quarters is not less than Two and 90/100 Dollars ($2.90).

                 b. The (i) merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another person or entity, in which, in either case, stockholders of the Corporation are to receive cash or other securities or property in exchange for their shares of the Corporation; or (ii) the acquisition by any person (directly or indirectly) in any transaction or series of transactions of more than fifty percent (50%) of the voting power of the voting securities of the Corporation then outstanding ("person" shall mean any person, firm, association or company or affiliates or subsidiaries thereof or other person or entity which controls, is controlled by or is under common control with the designated party; "control" shall mean ownership of voting securities entitled to elect a majority of the authorized number of directors or majority in interest in profits, as the case may be; "voting securities" shall mean common shares and any other securities of the Corporation entitled to vote generally for the election of directors).

           3.    Conversion  Ratio.  Each share of Series A Junior Common Stock
                 -----------------
shall convert into Common Stock in accordance with the applicable ratio ("Conversion Ratio") set forth in this section:

                 a. If the Conversion Event is the event described in subsection
(2)(a), the Conversion Ratio shall be on a share-for-share basis if the Conversion Event occurs by June 30, 1987 and shall be reduced by ten (10) percentage points for each quarter that expires after June 30, 1987, e.g., if the Conversion Event does not occur until December 31, 1987, then the Conversion Ratio shall be .8 shares of Common Stock for each share of Series A Junior Common Stock converted.

                 b. If the Conversion Event is as described under subsection
(2)(b) above, each share of Series A Junior Common Stock shall convert into one
(1) share of Common Stock.

           4.    Conversion Date. The date of conversion ("Conversion Date")
                 ---------------
shall be determined as follows:

                 (x) With respect to the Conversion Event provided for in subsection (2)(a), the Conversion Date shall be the date on which the chief financial officer of the Corporation presents to the Board of Directors a certificate, detailing computations with respect to the Conversion Event and specifying the Conversion Ratio, accompanied by a letter from the Corporation's independent auditors, stating that based upon their review of the computations and

                                       3.

upon a reading of this Article V, nothing came to their attention that caused them to believe that the computations were not made in accordance with the provisions of subsections (1) through (3) hereof.

                 (y) With respect to the Conversion Event provided for in subsection (2)(b)(i), the Conversion Date shall be the date on which such merger or sale of assets is consummated and the conversion shall be deemed to have occurred immediately prior thereto.

                 (z) With respect to the Conversion Event provided for in subsection (2)(b)(ii), the Conversion Date shall be the date immediately following the date on which the acquisition of more than fifty percent (50%) of the voting power of the voting securities occurs.

           5.    Adjustments. In the case of a significant change in generally
                 -----------
accepted accounting principles that would in the opinion of the Board of Directors render the use of "Applicable Accounting Principles" burdensome, impractical or not meaningful, or in the case of a change in the Corporation's fiscal year or other unusual significant non-recurring event, the Board of Directors may in its discretion, acting upon the advice of such professional advisors as the Board deems appropriate, make equitable adjustments to one or more of the definitions in subsection (1), the Conversion Events in subsection
(2) or the Conversion Ratios set forth in subsection (3).

           6.    Share Certificates; Fractional Shares. A holder of Series A
                 -------------------------------------
Junior Common Stock shall not be entitled to the rights of a holder of Common Stock until the Conversion Date and until he or she surrenders the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for Common Stock, in exchange for new certificates representing shares of Common Stock. No fractional shares of Common Stock shall be issued upon conversion of Series A Junior Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value per share of Common Stock on the Conversion Date as determined in good faith by the Board of Directors.

     C. In the event of any stock split, reverse stock split or other subdivision or combination of the Common Stock, any stock dividend or other distribution on the Common Stock payable in Common Stock, or any recapitalization, a pro rata adjustment, if appropriate, shall be made in the voting, liquidation and dividend rights set forth in section (A), and in the Conversion Events and Conversion Ratios set forth in section (B), all as determined by the Board of Directors in the exercise of its discretion, acting upon the advice of such professional advisors as the Board deems appropriate.


                                      VI.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal from time to time any or all of the Bylaws of this Corporation.

                                       4.

                                      VII.

     The number of directors which shall constitute the whole Board of Directors of this Corporation shall be as specified in the Bylaws of this Corporation, subject to the provisions of Article VI and this Article VII.


                                      VIII.

     Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by the stockholders. Special meetings of the stockholders of this Corporation for any purpose or purposes may be called at any time by the Board of Directors, the President, the Chairman of the Board of Directors, by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in resolution of the Board of Directors or in the Bylaws of this Corporation, include the power to call such meetings, and by stockholders of the Corporation owning, directly or indirectly, shares possessing not less than ten percent (10%) of the votes eligible to be cast for the election of directors at the time in question, but such special meetings may not be called by any other person or persons.


                                       IX.

     A. In addition to any affirmative vote required by law or this Certificate of Incorporation or a certificate filed under Section 151(g) of the General Corporation Law of the State of Delaware or the Bylaws and except as otherwise expressly permitted in paragraph (B) of this Article IX, a Business Combination (as hereafter defined) with, for, or on behalf of, any Interested Stockholder (as hereafter defined) or any Affiliate or Associate (as hereafter defined) of such Interested Stockholder shall require the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the votes entitled to be cast by the holders of all the then outstanding Voting Stock (as hereafter defined), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage of a separate class vote may otherwise be specified, by law or by any agreement between the Corporation and any national securities exchange or otherwise.

     B. The provisions of paragraph (A) of this Article IX shall not be applicable to any particular Business Combination, and such Business Combination shall require only such vote, if any, as is required by law or by any other provisions of this Certificate of Incorporation or a certificate filed under
Section 151(g) of the General Corporation Law of the State of Delaware or the Bylaws, or by any agreement between the Corporation and any national securities exchange, if (i) such Business Combination shall have been specifically approved by a majority of the Disinterested Directors (as hereafter defined) at the time or (ii) all the conditions specified in each of the following Subparagraphs (1),
(2), (3), (4), (5) and (6) are satisfied:

1. The aggregate amount of cash and the Fair Market Value (as hereafter defined) as of the Consummation Date (as hereafter defined) of any consideration other than cash to be received per share by holders of Voting Stock in such Business Combination, shall be at least equal to the highest amount determined under clauses (i) and (ii) below:


                                       5.

                 (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of such Interested Stockholder for any share of Voting Stock in connection with the acquisition by the Interested Stockholder of Beneficial Ownership (as hereafter defined) of shares of Voting Stock (A) within the five-year period immediately prior to the Announcement Date (as hereafter defined) or (B) in the transaction or series of transactions in which it became an Interested Stockholder, whichever is higher, in either case adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Voting Stock; or

                 (ii) the Fair Market Value per share of Voting Stock on the Announcement Date or the Determination Date (as hereafter defined), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Voting Stock.

           2. The consideration to be received by holders of a particular class or series of outstanding Voting Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of Beneficial Ownership of shares of such class or series of Voting Stock. If the consideration so paid for shares of any class or series of Voting Stock varied as to form, the form of consideration for such class or series of Voting Stock shall either be cash or the form used to acquire Beneficial Ownership of the largest number of shares of such class or series of Voting Stock acquired by the Interested Stockholder during the five (5) year period prior to the Announcement Date. If non-cash consideration is to be paid, the Fair Market Value of such non-cash consideration shall be determined on and as of the Consummation Date.

           3. After the Determination Date and prior to the Consummation Date there shall have been (A) no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Voting Stock; (B) no reduction in the annual rate of dividends paid on the Voting Stock (except as necessary to reflect any split or subdivision of the Voting Stock), except as approved by a majority of the Disinterested Directors; (C) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split or combination of shares), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the Voting Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (D) no transaction by which such Interested Stockholder has become the Beneficial Owner of any additional shares of Voting Stock except as part of the transaction that results in the Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder's percentage Beneficial Ownership of any class or series of Voting Stock.

           4. After the Determination Date, such Interested Stockholder shall not have received the benefit, directly or indirectly (except as a stockholder of the Corporation, in proportion to its stockholding), of any loans, advances, guarantees or similar financial assistance or any tax credits or tax advantages provided by the Corporation (collectively, "Financial Assistance"), whether in anticipation of or in connection with such Business Combination or otherwise.

                                       6.

           5. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to stockholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act, rules or regulations, or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent location, any statement as to the advisability or inadvisability of the Business Combination that the Disinterested Directors, or any of them, may desire to make and, if deemed advisable by a majority of the Disinterested Directors, the proxy or information statement shall contain the opinion of an independent investment banking firm selected by a majority of the Disinterested Directors as to the fairness or lack of fairness of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Voting Stock other than the Interested Stockholder and its Affiliates or Associates, such investment banking firm to be paid a reasonable fee for its services by this Corporation.

           6. Such Interested Stockholder shall not have made any major change in this Corporation's business or equity capital structure without the approval of a majority of the Disinterested Directors.

     C.    The following definitions shall apply with respect to this Article
IX:

           1. The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to those terms in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and as in effect on the date that this Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the term "registrant" in said Rule 12b-2 meaning in this case the Corporation).

           2. The term "Announcement Date" with respect to any Business Combination means the date of the first public announcement of the proposal of such Business Combination.

           3. A person shall be a "Beneficial Owner" of, or have "Beneficial Ownership" of, or "Beneficially Own," any Voting Stock over which such person or any of its Affiliates or Associates, directly or indirectly, through any contract, arrangement, understanding or relationship, has or shares or, upon the exercise of any conversion right, exchange right, warrant, option or similar interest (whether or not then exercisable) would have or share, either (i) voting power (including the power to vote or to direct the voting) of such security or (ii) investment power (including the power to dispose or direct the disposition) of such security. For the purposes of determining whether a person is an Interested Stockholder, the number of shares of Voting Stock deemed to be outstanding shall include any shares Beneficially Owned by such person even though not actually outstanding, but shall not include any other shares of Voting Stock which are not outstanding but which may be issuable to other persons pursuant to any agreement, arrangement or understanding, or upon exercise of any conversion right, exchange right, warrant, option or similar interest.

                                       7.

           4.    The term "Business Combination" shall mean:

                 (i) any merger or consolidation of this Corporation or any Subsidiary (as hereafter defined) with (A) any Interested Stockholder (as hereafter defined) or (B) any other corporation (whether or not itself an Interested Stockholder) which after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

                 (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security agreement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of related transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder, involving any assets, securities, or commitments of this Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder which, together with all other such arrangements (including all contemplated future events) have an aggregate Fair Market Value (as hereafter defined) and/or involve aggregate commitments of Five Million Dollars ($5,000,000) or more; or

                 (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of related transactions) to an Interested Stockholder or Associate or Affiliate of an Interested Stockholder of any securities of the Corporation or any Subsidiary in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value as of the Announcement Date of Five Million Dollars ($5,000,000) or more, other than the issuance of securities upon the conversion or exchange of securities of the Corporation or in exchange for securities of any Subsidiary which were acquired by an Interested Stockholder from the Corporation or a Subsidiary in a Business Combination which was approved by a vote of the stockholders pursuant to this Article IX: or

                 (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder; or

                 (v) any reclassification of any securities of the Corporation (including any reverse stock split), any recapitalization of the Voting Stock of the Corporation, any merger or consolidation of the Corporation with or into any of its Subsidiaries, or any other transaction (whether or not with or otherwise involving any Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Voting Stock or series thereof of the Corporation or of any Subsidiary Beneficially Owned by any Interested Stockholder or Associate or Affiliate of an Interested Stockholder or as a result of which the stockholders of the Corporation would cease to be stockholders of a corporation having, as part of its certificate or articles of incorporation, provisions to the same effect as this Article IX and the provisions of Article XIII of this Certificate of Incorporation relating to the provisions of this Article IX; or

                 (vi) any agreement, contract or other arrangement providing for one (1) or more of the actions specified in the foregoing paragraphs (i) through (v), or any series of transactions which, if taken together, would constitute one (1) or more of the actions specified in the foregoing paragraphs (i) through (v).

                                       8.

           5. The term "Consummation Date" means the date of the consummation of a Business Combination.

           6. The term "Determination Date" in respect to an Interested Stockholder means the date on which such Interested Stockholder first became an Interested Stockholder.

           7. The term "Disinterested Director" with respect to a Business Combination means any member of the Board of Directors of the Corporation who is not an Interested Stockholder or an Affiliate or Associate of, and was not directly or indirectly a nominee of, any Interested Stockholder involved in such Business combination or any Affiliate or Associate of such Interested Stockholder and who either (i) was a member of the Board of Directors prior to the time that such Interested Stockholder became an Interested Stockholder, or
(ii) is a successor of a Disinterested Director and was nominated to succeed a Disinterested Director by a majority of the Disinterested Directors at the time of his nomination. Any reference to "Disinterested Directors" shall refer to a single Disinterested Director if there be but one. Any matter referred to as requiring or having the approval of, or having been approved by, a majority of the Disinterested Directors shall mean the matter requires the approval of, or has been approved by, the Board without giving effect to the vote of any Director who is not a Disinterested Director and with the affirmative vote of a majority of the Disinterested Directors.

           8.    The term "Fair Market Value" as of any particular date means:
(i) in the case of cash, the amount of such cash; (ii) in the case of stock (including Voting Stock), the highest closing price per share of such stock during the thirty (30) day period immediately preceding the date in question on the largest United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed or, if such stock is not listed on any such exchange, the highest last sales price as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") during the thirty (30) day period immediately preceding the date in question if the stock is a National Market System security, or, if such stock is not a National Market System security, the highest reported closing bid quotation for a share of such stock during the thirty (30) day period preceding the date in question on NASDAQ or any successor quotation reporting system or, if quotations are not available in such system, as furnished by the National Quotation Bureau Incorporated or any similar organization furnishing quotations, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (iii) in the case of stock of any class or series which is not traded on any securities exchange or in the over-the-counter market, or in the case of property other than cash or stock, or in the case of Financial Assistance, the fair market value of such stock, property or Financial Assistance, as the case may be, on the date in question as determined by a majority of the Disinterested Directors in good faith.

           9. The term "Interested Stockholder" shall mean any person, other than this Corporation, any Subsidiary or any employee benefit plan of this Corporation or any Subsidiary, who or which:

                 (i) is or has announced or publicly disclosed a plan or intention to become the Beneficial Owner, directly or indirectly, of shares of Voting Stock representing fifteen percent (15%) or more of the total votes which all of the then outstanding shares of Voting Stock are entitled to cast in the election of directors; or

                                       9.

                 (ii) is an Affiliate or Associate of any person described in clause (i) of this subparagraph 9 at any time during the five (5) year period immediately preceding the date in question; or

                 (iii) acts with any other person as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of securities of the Corporation, and such group is the Beneficial Owner, directly or indirectly, of shares of Voting Stock representing fifteen percent (15%) or more of the total votes which all of the then outstanding shares of Voting Stock are entitled to cast in the election of directors.

     Any reference to a particular Interested Stockholder involved in a Business Combination shall also refer to any Affiliate or Associate thereof, any predecessor thereto and any other person acting as a member of a partnership, limited partnership, syndicate or group with such particular Interested Stockholder within the meaning of the foregoing clause (iii) of this subparagraph (9).

        10. A "person" shall mean any individual, firm, company, corporation (which shall include a business trust), partnership, joint venture, trust or estate, association or other entity.

        11. The term "Subsidiary" in respect of the Corporation means any corporation or partnership of which a majority of any class of its equity securities is owned, directly or indirectly, by the Corporation.

        12. The term "Voting Stock" shall mean all shares of capital stock that entitle the holder to vote for the election of directors, including, without limitation, the Corporation's Common Stock and Series A Junior Common Stock.

     D. A majority of the Disinterested Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article IX, including, without limitation (1) whether a person is an Interested Stockholder,
(2) the number of shares of Voting Stock Beneficially Owned by any person, (3) whether a person is an Affiliate or Associate of another person, (4) whether the requirements of paragraph (B) of this Article IX, have been met with respect to any Business Combination, (5) whether the proposed transaction is with, or proposed by, or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, and (6) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of Five Million Dollars ($5,000,000) or more. The good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article IX.

     E. Nothing contained in this Article IX shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

     F. The fact that any Business Combination complies with paragraph (B) of this Article IX shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the Stockholders of this Corporation, nor shall such

                                      10.

compliance limit, prohibit or otherwise restrict in any manner the Board, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

     G. For purposes of this Article IX a Business Combination or any proposal to amend, repeal or adopt any provision of the Certificate of Incorporation inconsistent with this Article IX (collectively, "Proposed Action") is presumed to have been proposed by, or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a person who thereafter would become such if (1) after the Interested Stockholder became such, the Proposed Action is proposed following the election of any director of this Corporation who, with respect to such Interested Stockholder, would not qualify to serve as a Disinterested Director or (2) such Interested Stockholder, Affiliate, Associate or person votes for or consents to the adoption of any such Proposed Action, unless as to such Interested Stockholder, Affiliate, Associate or person, a majority of the Disinterested Directors makes a good faith determination that such Proposed Action is not proposed by or on behalf of such Interested Stockholder, Affiliate, Associate or person, based on information known to them after reasonable inquiry.


                                       X.

     A. If a Qualifying Offer (as defined below) is made to purchase all of the outstanding Common Stock then, after the end of the ninetieth (90th) day after such Qualifying Offer is first published or sent to securityholders, if holders of ten percent (10%) or more of the then-outstanding shares of Common Stock (other than shares held by any person or group making such Qualifying Offer or such person's or group's affiliates or associates (each as defined in Rule 12b-2 of General Rules and Regulations under the Securities Exchange Act of 1934, as amended)) request by notice to the Corporation in accordance with its By-laws (the "Notice") that the Corporation call a special meeting of its stockholders (the "Special Meeting") in order to consider and vote whether to require the Corporation to Redeem the Rights Plan (as defined below), a Special Meeting shall be held on a date selected by the Board of Directors, which date shall be not more than sixty (60) days following the receipt of the Notice.

     B. If at the Special Meeting, holders of sixty-six and two-thirds percent (66-2/3%) of the then-outstanding Common Stock (other than shares held by any person or group making such Qualifying Offer or such person's or group's affiliates or associates (each as defined in Rule 12b-2 of General Rules and Regulations under the Securities Exchange Act of 1934, as amended)) shall vote to Redeem the Rights Plan, then the Corporation shall Redeem the Rights Plan as promptly as practicable. In the event that the Special Meeting is not held on or prior to the sixtieth (60th) day following receipt of the Notice, the Corporation shall Redeem the Rights Plan. The record date for the Special Meeting shall be selected by the Board of Directors. Notwithstanding the foregoing, the Corporation shall not be required to hold the Special Meeting unless at such time such Qualifying Offer has an expiration date which is at least ten (10) Business Days thereafter.

     C. The Corporation shall not adopt or amend the Rights Agreement or similar rights agreement unless the Rights Agreement or such other rights agreement shall specifically state that its terms and conditions are subject to this Article X.

The following definitions shall apply with respect to this Article X:

                                      11.

         1. "Redeem the Rights Plan" shall mean redeem the outstanding Rights or take other action so that the existence of the Rights does not interfere with the consummation of a Qualifying Offer.

         2.      A "Qualifying Offer" shall mean:

                 (a) an all-cash tender offer for all outstanding Common Stock made by a person or group who beneficially owns one percent (1%) or less of the outstanding Common Stock as of the date the offer is delivered, provided that the person or group making the tender offer must, prior to or upon commencing such offer, have provided the Corporation firm written commitments from responsible financial institutions, which have been accepted by such person or group, to provide, subject only to customary terms and conditions (which shall in no event include conditions requiring access by such financial institutions to non-public information to be provided by the Corporation, conditions based on the accuracy of any information concerning the Corporation other than such as would be the subject of representations and warranties in a public financing by the Corporation or conditions requiring the Corporation to make any representations, warranties or covenants in connection with such financing), funds for such offer which, when added to the amount of cash and cash equivalents which such person or group then has available and has irrevocably committed in writing to the Corporation to utilize for purposes of the offer if consummated, and to set apart and maintain available for such purposes until the offer is consummated or withdrawn, will be sufficient to pay for all shares outstanding on a fully diluted basis and all related expenses; or

                 (b) an exchange offer for all outstanding Common Stock made by a person or group who beneficially owns one percent (1%) or less of the outstanding Common Stock outstanding as of the date the offer is delivered, provided that the consideration offered in such exchange offer is (x) freely tradeable common stock (of the class carrying the principal voting rights of the issuer) of the person or group making such offer that is approved for listing or quotation upon notice of issuance on the New York Stock Exchange or the Nasdaq National Market and the issuer of such common stock is eligible to register its securities for primary sales on Form S-3 under the Securities Act of 1933, as amended (or any successor form) or (y) a combination of common stock meeting the requirements of clause (x) of this sentence and cash meeting the requirements of the proviso of clause (a) of this sentence.

In addition, such offer must meet all of the following additional conditions:

                 (i) such person or group must own, after consummating such offer, at least two-thirds of the then outstanding Common Stock;

                 (ii) such offer must remain open for at least sixty (60) Business Days and at least ten (10) Business Days after the Special Meeting, and must be extended for at least twenty (20) Business Days after the last increase in the price offered and after any bona fide higher alternative offer is made, and shall be subject only to customary terms and conditions, which shall in no event include satisfaction of any conditions relating to the business, financial condition, results of operations or prospects of the Corporation other than such as are based on information publicly disclosed by the Corporation or any conditions relating to approval of the offeror's stockholders; and

                                      12.

                 (iii) prior to or upon commencing such offer, such person or group must irrevocably commit in writing to the Corporation and in the offer to purchase relating to the offer:

                           a. to consummate promptly upon completion of the
offer a transaction whereby all shares of Common Stock not tendered into the offer will be acquired at the same price per share and for the same consideration paid pursuant to the offer, and otherwise not to purchase any Common Shares following completion of the offer,

                           b. that such person or group will not materially
amend such offer, except to increase the price offered, and

                           c. that such person or group will not make any offer
for any equity securities of the Corporation for six months after commencement of the original offer if the original offer does not result in the tender of the number of shares required to be purchased pursuant to subsection (i) above, unless another offer with a per share offer price at least ten percent (10%) higher than the last price offered by the person or group making the original offer and which also meets the conditions for a Qualifying Offer is commenced by another person or persons not affiliated or associated with, acting in concert with, or instigated or financed by, the person or group making the original offer or with whom the person or group making the original offer has any agreement, arrangement or understanding relating to the Corporation or any assets or securities of it or any of its subsidiaries.

         3. "Rights" shall mean the Rights issued pursuant to the Rights Agreement.

         4. "Rights Agreement" shall mean the Rights Agreement, dated as of July 21, 1999, between the Corporation and BankBoston, N.A., as Rights Agent, as amended from time to time.

         5. "Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of Massachusetts are authorized or obligated by law or executive order to be closed.

     This Article X shall apply to Qualifying Offers that are outstanding on the date this Article X becomes effective, but the ninety (90)-day period provided for in this Article X shall not begin to run until October 29, 1999. This
Article X shall expire at, and be of no further force or effect after, 5:00 p.m. Pacific Time on June 30, 2002.


                                      XI.

     At all elections of directors of the Corporation, a holder of any class or series of stock then entitled to vote in such election shall be entitled to as many votes as shall equal the number of votes which (except for this Article as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected in the election in which his class or series of stock is entitled to vote, and each stockholder may cast all of such votes for a single nominee for director or may distribute them among the number to be voted for, or for any two
(2) or more of them as he may see fit. Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                      13.

                                      XII.

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this certificate of incorporation or bylaws or of any statute inconsistent with this Article XII, shall eliminate or reduce the effect of this Article XII in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.


                                     XIII.

     A. This Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained herein, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors, or any other person whosoever by or pursuant to the Certificate of Incorporation in its present form or as hereafter are granted, subject to the rights reserved in this Article XIII.

     B. In addition to any requirements of law and any other provisions hereof (and notwithstanding the fact that approval by a lesser vote may be permitted by law or any other provision hereof), the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) or more of the combined voting power of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to amend alter or repeal, or adopt any provision inconsistent with this Article XIII or Articles VIII and IX hereof.

                                      14.